Exhibit a(11)

For Immediate Release

               Ambanc Announces Expiration of Cohoes Tender Offer
              Reaffirms its Commitment to an Acquisition of Cohoes

AMSTERDAM, N.Y.--(BUSINESS WIRE)-October 6, 2000--Ambanc Holding Co., Inc. (NASDAQ: AHCI) ("Ambanc") announced today that it will permit its pending tender offer to acquire Cohoes Bancorp, Inc., to expire at 12:00 midnight, New York time, on Friday, October 6, 2000. Ambanc has instructed the depositary for the offer to return promptly all shares tendered to date and not previously withdrawn.

John M. Lisicki, Ambanc's President and CEO stated: "We remain committed to acquiring Cohoes and we will continue our efforts in this regard by immediately communicating our desire to engage in meaningful merger discussions directly with the Board of Cohoes. We believe that a combination beneficial to both the Cohoes and the Ambanc stockholders can be achieved."

Mr. Lisicki also stated that Ambanc remains committed to enhancing shareholder value in Ambanc, including repurchases of the Company's stock.

Ambanc  Holding Co.,  Inc. is a unitary  savings and loan holding  company.  The
Company's primary subsidiary, Mohawk Community Bank, serves customers in seventeen upstate New York offices, located in Montgomery, Fulton, Schenectady, Saratoga, Albany, Otsego, Chenango and Schoharie counties. The Bank's deposits are insured up to the maximum legal amount by the FDIC.

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Ambanc does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT: Ambanc Holding Co., Inc.
John M. Lisicki, President & CEO
(518) 842-7200
jlisicki@mohawkcommunitybank.com